Exhibit 3.6

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

MHI HOSPITALITY, L.P.

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MHI HOSPITALITY, L.P. (as amended, the “Partnership Agreement”) is made as of the 18th day of April, 2011 (the “Amendment”), and is executed by MHI Hospitality Corporation, a Maryland Corporation (the “Company”), as the General Partner and on behalf of the existing Limited Partners of MHI Hospitality, L.P. (the “Partnership”).

WITNESSETH:

WHEREAS, the Partnership was formed pursuant to the Partnership Agreement;

WHEREAS, on March 11, 2008, the General Partner terminated its listing on the American Stock Exchange (“AMEX”) and listed its common stock on the NASDAQ Stock Market (“NASDAQ”);

WHEREAS, the General Partner has determined that it is in the best interests of the Partnership to amend the Agreement to replace references to AMEX with NASDAQ;

WHEREAS, the Company intends to issue and sell 25,000 shares of preferred stock (the “Series A Preferred Stock”) and a warrant (the “Warrant”) to purchase 1,900,000 shares of Company’s common stock pursuant to a private offering; and

WHEREAS, pursuant to the authority granted to the General Partner under the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to reflect (i) the issuance of the Series A Preferred Stock and the Warrant; and (ii) certain other matters described herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.	Definitions. Capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as set forth in the Partnership Agreement.

2.	Use of the Defined Term “AMEX”. All instances of the defined term “AMEX” shall be deleted and replaced with the term “NASDAQ”. The definition of “AMEX” in Article I shall be deleted and replaced in its entirety and inserted in its proper alphabetical order with the following:

“NASDAQ” means the NASDAQ Stock Market.

3.	Percentage Interest. The definition of “Percentage Interest” in Article I is hereby amended to delete the definition of “Percentage Interest” in its entirety and to substitute the following definition of “Percentage Interest” in its place:

“Percentage Interest” shall mean the percentage ownership interest in the Partnership of each Partner, as determined by dividing the Partnership Units owned by a Partner by the total number of Partnership Units then outstanding (excluding the Series A Preferred Interest). The Percentage Interest of each Partner shall be as set forth on Exhibit A, as may be amended from time to time.

4.	Series A Preferred Interest.

Article I of the Partnership Agreement is hereby amended to include the following definition, to be inserted in alphabetical order in such Article I.

“Series A Preferred Interest” shall mean the interest in the Partnership received by the General Partner in connection with the issuance of shares of Series A Preferred Stock, as and when issued, which Series A Preferred Interest includes and shall include the right to receive special distributions and preferential distributions as set forth in this Agreement.

5.	Series A Preferred Stock. Article I of the Partnership Agreement is hereby amended to include the following definition, to be inserted in alphabetical order in such Article I:

“Series A Preferred Stock” shall mean the preferred stock of the General Partner described in the Articles Supplementary for Series A Cumulative Redeemable Preferred Stock classifying 27,650 shares Series A Preferred Stock filed with the Maryland Department of Assessments and Taxation on or about April 18, 2011.

6.	Additional Capital Contributions and Issuances of Additional Partnership Interests. Section 4.02 of the Partnership Agreement is hereby deleted in its entirety, and the following is hereby substituted in place thereof (new text bold and underlined):

Additional Capital Contributions and Issuances of Additional Partnership Interests. Except as provided in this Section 4.02 or in Section 4.03, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Interests in respect thereof, in the manner contemplated in this Section 4.02.

(a) Issuances of Additional Partnership Interests.

(i) General. Except as otherwise provided herein, the General Partner is hereby authorized to cause the Partnership to issue such additional Partnership Interests in the form of Partnership Units for any Partnership purpose at any time or from time to time to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. The General Partner’s determination that consideration is adequate shall be conclusive insofar as the adequacy of consideration relates to whether the Partnership Interests are validly issued and fully paid. Any additional Partnership Interests issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner, subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided, however, that no additional Partnership Interests shall be issued to the General Partner (or any direct or indirect wholly-owned Subsidiary of the General Partner) unless:

(1) (A) the additional Partnership Interests are issued in connection with an issuance of REIT Shares of or other interests in the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner (or any direct or indirect wholly-owned Subsidiary of the General Partner) by the Partnership in accordance with this Section 4.02 and (B) the General Partner (or any direct or indirect wholly-owned Subsidiary of the General Partner) shall make a Capital Contribution to the Partnership in an amount equal to the cash consideration received by the General Partner from the issuance of such shares of stock of or other interests in the General Partner;

(2) the additional Partnership Interests are issued in exchange for property owned by the General Partner (or any direct or indirect wholly-owned Subsidiary of the General Partner) with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests; or

(3) the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests.

Without limiting the foregoing, the General Partner is expressly authorized (other than in the case of an issuance under clause 2 above) to cause the Partnership to issue Partnership Units for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership.

In the event that additional Partnership Units are issued by the Partnership pursuant to this Section 4.02(a), (x) the Percentage Interest of the Person to whom such additional Partnership Units are issued will be equal to a fraction, the numerator of which will be equal to the number of Partnership Units issued to such Person as of the date of contribution of consideration to the Partnership by such Person and the denominator of which will be equal to the total number of issued and outstanding Partnership Units on the date of contribution (including the Partnership Units issued to such Person), and (y) the Percentage Interests of each Partner other than the Person to whom additional Partnership Units are issued will be adjusted such that the Percentage Interest of each such Partner shall be equal to a fraction, the numerator of which is equal to the number of Partnership Units owned by such Partner and the denominator of which is the total number of Partnership Units specified in the denominator of the fraction described in clause (x) above.

(ii) Upon Issuance of Additional Securities.

(x) The General Partner shall not issue any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 8.04 hereof) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares (collectively, “Additional Securities”) other than to all holders of REIT Shares, unless (A) the General Partner shall cause the Partnership to issue to the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional Securities, and (B) the General Partner contributes the proceeds from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities to the Partnership; provided, however, that the General Partner is allowed to issue Additional Securities in connection with an acquisition of a property to be held directly by the General Partner, but if and only if, such direct acquisition and issuance of Additional Securities have been approved and determined to be in the best interests of the General Partner and the Partnership by a majority of the Independent Directors. Without limiting the foregoing, the General Partner is expressly authorized to issue Additional Securities for less than fair market value, and the General Partner is authorized to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership and (y) the General Partner contributes all proceeds from such issuance to the Partnership, including without limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to a share purchase plan providing for purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, or restricted or other stock awards. For example, in the event the General Partner issues REIT Shares for a cash purchase price and the General Partner contributes all of the proceeds of such issuance to the Partnership as required hereunder, the General Partner shall be issued a number of additional Partnership Units equal to the product of (A) the number of such REIT Shares issued, the proceeds of which were so contributed, multiplied by (B) a fraction, the numerator of which is 100%, and the denominator of which is the Conversion Factor in effect on the date of such contribution.

(y) If at any time or from time to time any Additional Security, that is a right, option, warrant or security convertible into or exchangeable for REIT Shares, is exercised by the holder thereof, (1) the General Partner shall contribute to the capital of the Partnership an amount equal to the exercise price paid during such year to the General Partner by such exercising party in connection with the exercise of such Additional Security, (2) the General Partner shall be issued additional Partnership Units equal to the number of REIT Shares delivered by the General Partner to such exercising party, (3) the General Partner shall be deemed to have made an additional Capital Contribution to the Partnership and (4) the Percentage Interests of the Partners shall be adjusted in accordance with Section 4.02(a)(i) above.

(b) Certain Contributions of Proceeds of Issuance of REIT Shares. In connection with any and all issuances of REIT Shares, the General Partner shall make Capital Contributions to the Partnership of the proceeds therefrom, provided that if the proceeds actually received and contributed by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount (or other expenses paid or incurred in connection with such issuance, which shall be REIT Expenses hereunder), then the General Partner shall make a Capital Contribution of such net proceeds to the Partnership but shall receive additional Partnership Units with a value equal to the aggregate amount of the gross proceeds of such issuance pursuant to Section 4.02(a) hereof. Upon any such Capital Contribution by the General Partner, the General Partner shall be deemed to have made a Capital Contribution in the amount of the gross proceeds of the issuance and the General Partner’s Capital Account shall be increased pursuant to Section 4.04 hereof by such amount.

(c) General Partner Repurchase of Capital Stock. If the General Partner shall repurchase shares of any class of its capital stock, the purchase price thereof and all costs incurred in connection with such repurchase shall be reimbursed to the General Partner by the Partnership pursuant to Section 6.05 hereof and the General Partner shall cause the Partnership to redeem an equivalent number of Partnership Interests of the appropriate class held by the General Partner (which, in the case of Common Shares, shall be a number equal to the quotient of the number of such Common Shares divided by the Conversion Factor) in the manner provided in Section 6.10.

(d) Agreement to Contribute Proceeds from Issuance of Series A Preferred Stock. Immediately upon receipt by the General Partner of the net proceeds from the sale of Series A Preferred Stock, as and when shares of Series A Preferred Stock are sold by the General Partner (after deducting all costs and expenses incurred by the General Partner in connection with the sale of such shares of Series A Preferred Stock including, without limitation, all underwriters’ commissions, and attorneys’ and consultants’ fees and costs), the General Partner shall contribute to the Partnership, as an additional Capital Contribution, the entire amount of such net proceeds. In exchange for each such additional Capital Contribution, the General Partner shall receive a Series A Preferred Interest in the Partnership, and the General Partner’s Capital Account shall be increased by an amount equal to the number of shares of Series A Preferred Stock sold, multiplied by the purchase price per share of the Series A Preferred Stock. Notwithstanding the provisions of Section 4.02(a) of the Partnership Agreement, there shall be no adjustment of the Percentage Interests of the Partners as a result of any such additional Capital Contribution.

7. Distributions. Section 5.02 of the Partnership Agreement is hereby amended by adding a new clause (e) as follows:

(e) Notwithstanding the foregoing or anything to the contrary in this Agreement, the General Partner may, in its sole discretion, at any time when any Series A Preferred Stock is outstanding, cause the Partnership to (i) issue additional units of the Series A Preferred Interest to the General Partner when the General Partner makes distributions to holders of Series A Preferred Stock in the form of additional shares of Series A Preferred Stock and (ii) make a special distribution to the General Partner with respect to the Series A Preferred Interest for the sole purpose of and in an amount no greater than such amount as will be used by the General Partner to (i) make cash distributions on the outstanding Series A Preferred Stock or (ii) redeem all or any part of the outstanding Series A Preferred Stock; provided, however, that any distributions to the General Partner pursuant to clause (ii) in this Section 5.02(e) shall be made to the General Partner before any distributions are made to the Partners under Section 5.02(a).

8. Distributions Upon Liquidation. Section 5.06 (a) of the Partnership Agreement is hereby deleted and the following substituted in place thereof:

(a) Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to all Partners with positive Capital Accounts in accordance with their respective positive Capital Account balances. Notwithstanding anything to the contrary in this Section 5.06(a) and in this Agreement, however, in no event shall any distributions to the Partners be made under this Section 5.06(a) until such time that payments have been made to the General Partner in an amount equal to the liquidation preference of the Series A Preferred Stock.

9. Continuing Effect of Partnership Agreement. Except as modified herein, the Partnership Agreement is hereby ratified and confirmed in its entirety and shall remain and continue in full force and effect, provided, however, that to the extent there shall be a conflict between the provisions of the Partnership Agreement and this Amendment the provisions in this Amendment will prevail. All references in any document to the Partnership Agreement shall mean the Partnership Agreement, as amended hereby.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

[Signature follows on next page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Amended and Restated Agreement of Limited Partnership of MHI Hospitality, L.P. effective as of the date first above mentioned.

GENERAL PARTNER:

MHI Hospitality Corporation

By:	/s/ David R. Folsom
Name:	David R. Folsom
Title:	Chief Operating Officer and President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT OF LIMITED PARTNERSHIP OF MHI HOSPITALITY, L.P.